 Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Incorporated Reports Fourth Quarter and 2010 Year-End Financial Results and Updates Key Product and Corporate Developments

-- Genasense®: Survival data from Phase 3 melanoma trial due April 2011

-- Tesetaxel:  Multiple clinical trial presentations expected at ASCO

-- Oral-Gallium Compounds: Eight candidate agents complete initial animal studies

BERKELEY HEIGHTS, NJ – March 30, 2011 – Genta Incorporated (OTCBB: GNTA.OB) today reported results for the quarter and year ended December 31, 2010.  The Company also provided an overview of recent corporate highlights and anticipated milestones.

Key Product and Corporate Developments

•
Genasense® Phase 3 trial results:  In April 2011, Genta expects to report final data on overall survival (OS) from AGENDA, the Company’s randomized, double-blind, Phase 3 trial of dacarbazine with or without Genasense® (oblimersen sodium) Injection in patients with advanced melanoma.  Formal followup on all patients concludes in March 2011, two years from randomization of the last patient.  While differences in early endpoints of overall response and progression-free survival favored the group treated with Genasense, those differences did not achieve statistical significance.  The Company believes that a statistically significant increase in OS would enable submission of applications for regulatory approval of Genasense in advanced melanoma during 2011.

•
Genasense® Phase 2 data in melanoma:  A Phase 2 trial of Genasense plus Abraxane® and Temodar® as 1st-line treatment of patients with advanced melanoma has yielded promising results.  Final response and survival data from this trial have been submitted for presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) in June 2011.

•
Tesetaxel Phase 3 program:  The Company is currently recruiting investigator sites for a proposed multinational, Phase 3, randomized study of tesetaxel in patients with advanced gastric (stomach) cancer.  Tesetaxel has received both Fast Track and Orphan Drug designations for this indication by the U.S. Food and Drug Administration (FDA).  The Company has completed the “Scientific Advice” process for this trial with the European Medicines Agency.  Discussions regarding this protocol have also been held with regulatory authorities in the U.S. and Japan.  The IND process has also been initiated in Korea and China.

•
Tesetaxel Phase 2 Program and Special Studies:  In the past 12 months, Genta has initiated a broad Phase 2 program in other priority diseases including breast,  prostate, and bladder cancer, as well as melanoma.  Initial data from several of these trials have been submitted for presentation at ASCO.  The Company expects to present results from its weekly dose-ranging and pharmacokinetic study of tesetaxel at the ASCO meeting, and to advance this new schedule into an ongoing trial in women with advanced breast cancer.  Based on promising clinical results, the company will convene an expert advisory panel to identify a potential regulatory strategy for tesetaxel in breast cancer.

•
Ganite® Clinical Trials:  During 2010, the Company reported initial data from a clinical and pharmacokinetic study of Ganite® (gallium nitrate injection) to treat chronic lung infections with Pseudomonas aeruginosa.  Several preclinical studies have shown that gallium nitrate has potent anti-infective activity against certain drug-resistant bacteria.  The Company is supplying Ganite® at no charge for an ongoing clinical study in patients with cystic fibrosis who are susceptible to resistant bacterial infections, which is being jointly conducted by the University of Washington and University of Iowa.  The study is funded in part by FDA, the National Institutes of Health, and the Cystic Fibrosis Foundation.  The Company continues to supply Ganite® for a clinical trial in patients with advanced non-Hodgkin’s lymphoma who have relapsed from bone marrow transplantation.

•
Oral Gallium Compounds:  In 2010, Genta extended its internal research and development program on oral gallium-containing compounds.  The program goal is to isolate novel, patentable, orally bioavailable compounds that can achieve specific target plasma concentrations that are known to be active.  A number of compounds have completed initial animal testing.  The Company hopes to identify a lead  compound from this group and to file an Investigational New Drug (IND) exemption with FDA during 2011.  Clinical work with such compounds will focus primarily on diseases associated with accelerated bone loss, with potential secondary anticancer indications.

•
Intellectual Property:  In the past 8 months, the Company has filed 5 patent applications on processes and intermediate compounds used in the manufacturing of tesetaxel.  In 2010, two U.S. patents were issued, and the Company has filed 2 new patent applications on compositions and therapeutic uses of novel oral gallium-containing compounds.

Financial Results

For the fourth quarter of 2010, the Company reported a net loss of $(33.9) million, or net loss per basic and diluted share of $(14.46) per share, compared with a net loss of $(11.7) million or $(317.71) per basic and diluted share, for the fourth quarter of 2009.  All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-100 reverse stock split that became effective in August 2010 and a 1-for-50 reverse stock split that became effective in February 2011. The results for the fourth quarter of 2010 include the impact of mark-to-market accounting for certain of the Company’s warrants.

 For the year ended December 31, 2010, the Company reported a net loss of $(167.3) million, or $(246.04) per basic and diluted share, compared with a net loss of $(86.3) million, or $(4,200.99) per basic and diluted share, for the year ended December 31, 2009. The results for both years include the impact of mark-to-market accounting for the liabilities for the conversion features of the Company’s notes, debt warrants and warrants that were issued in its financings, up until the times that the Company had sufficient shares to accommodate conversions of all of those instruments. Presently, the Company has approximately 53 million outstanding shares of common stock.

At December 31, 2010, Genta had cash and cash equivalents totaling $12.8 million, compared with $1.2 million at December 31, 2009.   Net cash used in operating activities for the twelve months ended December 31, 2010 was $14.3 million, or approximately $1.2 million per month.  We project that our average net monthly cash outflow will be approximately $1.5 million during 2011.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast that morning to discuss the financial and corporate results today at 8:00 am EDT.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http//:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 53904849.

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Product sales - net	$65	$38	$257	$218
Cost of goods sold	7	28	47	40
Gross margin	58	10	210	178

Operating expenses:
Research and development	2,760	3,298	10,015	15,144
Selling, general and administrative	1,919	4,225	9,764	17,233
Total operating expenses	4,679	7,523	19,779	32,377

Amortization of deferred financing costs and debt discount	(10,568)	(6,730)	(34,931)	(29,092)
Fair value - conversion feature liability	-	-	(55,813)	(19,040)
Fair value - warrant liability	(18,738)	-	(54,638)	(7,655)
All other expense, net	(436)	(351)	(2,845)	(1,188)
Loss before income tax benefit	(34,363)	(14,594)	(167,796)	(89,174)
Income tax benefit	497	2,873	497	2,873
Net loss	$(33,866)	$(11,721)	$(167,299)	$(86,301)

Net loss per basic and diluted share	$(14.46)	$(317.71)	$(246.04)	$(4,200.99)

Shares used in computing net loss per basic and diluted share	2,343	37	680	21

Selected Condensed Consolidated Balance Sheet Data

	December 31
	2010	December 31
	Unaudited	2009
Cash and cash equivalents	$12,835	$1,216
Working capital (deficiency)	7,522	(5,358)
Total assets	15,549	12,229
Total stockholders' deficit	(11,295)	(2,862)

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Survival data from AGENDA are projected to be available in the second quarter of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com